Exhibit 10.26

SEPARATION AND CONSULTING AGREEMENT
This Separation and Consulting Agreement (the “Agreement”) is entered into by and among Monogram Residential Trust, Inc. (the “Company”), Monogram Residential OP LP (the “Operating Partnership”) (collectively, the “Employers”) and Daniel J. Rosenberg (“Mr. Rosenberg”).
WHEREAS, Mr. Rosenberg and the Employers (the “Parties”) entered into a Severance Agreement dated as of December 15, 2014 (the “Severance Agreement”);
WHEREAS, the Employers have determined to eliminate the position of General Counsel and pursuant to Section 1(d) of the Severance Agreement have therefore elected to terminate Mr. Rosenberg’s employment without Cause, as defined in Section 1(c) of the Severance Agreement, as of February 28, 2017 (the “Date of Termination”);
WHEREAS, Sections 2(a) and 2(c) of the Severance Agreement specify certain compensation and benefits to be paid or provided to Mr. Rosenberg in the event that his employment with the Employers is terminated without Cause, as defined in the Severance Agreement;
WHEREAS, this Agreement contains the general release of claims referenced in Section 2(c) of the Severance Agreement, the execution, return, and non-revocation of which is a condition precedent to the Employers paying or otherwise providing the compensation and benefits specified in Section 2(c) of the Severance Agreement;
NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, it is accordingly agreed as follows:
1.End of Employment Relationship. Mr. Rosenberg’s employment with the Employers shall end on the Date of Termination. During the period to and including the Date of Termination, Mr. Rosenberg shall use his best efforts to perform his employment responsibilities (including but not limited to oversight of the Employers’ litigation with Behringer Harvard and a continuation of the legal services Mr. Rosenberg is currently providing to the Employers) and to transition such responsibilities to other personnel of Employers. Mr. Rosenberg agrees to resign from any and all other positions that he holds with the Employers or any affiliated entity on the Date of Termination and to sign any documentation that the Employers may reasonably request to confirm such resignations. Regardless of whether Mr. Rosenberg executes this Agreement, the Employers shall pay Mr. Rosenberg all remaining salary that is or becomes due to him through the Date of Termination, unpaid expense reimbursements, and unused paid time off accrued through the Date of Termination. Also regardless of whether Mr. Rosenberg executes this Agreement, he shall be entitled to continue to participate in and receive employee benefits under all “employee benefit plans,” as defined at 29 U.S.C. Sec. 1002(3), in which he participates as of the date of the proposal of this Agreement, effective for the remainder of his employment, and he shall be given the opportunity to elect continuation of group health plan participation pursuant to the law known as COBRA. Additionally, regardless of whether Mr. Rosenberg executes this Agreement, Mr. Rosenberg will remain subject to his continuing obligations under Section 5 of the Severance Agreement, which include, without limitation, the obligation to not use or disclose the Employers’ Confidential Information (as defined in the Severance Agreement), to refrain from disparaging the Employers or any of their affiliates, subsidiaries or current or formers officers, directors, shareholders or employees, to return to the Employers no later than the Date of Termination all documents, records and other property of the Employers, to refrain from certain competition and solicitation activities for fifteen (15) months immediately following the Date of Termination, and to provide certain cooperation services that may be requested by the Employers. Nothing in this Agreement shall be construed to affect Mr. Rosenberg’s entitlement to indemnification under the Employers’ applicable indemnification obligations and insurance coverage under applicable directors and officers liability insurance for acts or omissions while serving as an executive or officer of the Employers and any of their affiliates and/or providing the Consulting Services (defined below) as described herein, including any applicable “tail” coverage, all subject to the terms of such indemnification and insurance provisions.

2.Severance Pay and Benefits. Subject to this Agreement becoming effective, in substitution for and as full satisfaction of all of the Employers’ obligations under Sections 2(a) and 2(c) of the Severance Agreement (above and beyond those of such Section 2(a) to be satisfied pursuant to Paragraph 1 of this Agreement), the Employers shall pay or provide the following (the “Severance Pay and Benefits”), provided that Mr. Rosenberg does not revoke his acceptance of this Agreement during the Revocation Period (as defined in this Agreement).

(a)
(i) Within forty-five (45) days after the Date of Termination, the Employers shall make a single lump sum payment to Mr. Rosenberg in the amount of $300,000.00 less applicable tax-related deductions and withholdings; and (ii) six (6) months following the Date of Termination, the Employers shall make a single lump sum payment to Mr. Rosenberg in the amount of $829,315.33, less applicable tax-related deductions and withholdings. For the avoidance of doubt, no payment under this Paragraph 2(a) will be made until after the Effective Date (as defined below).

(b)
Within forty-five (45) days after the Date of Termination, the Employers shall make a single lump sum payment to Mr. Rosenberg in an amount equal to (A) eighteen 18 times the amount of monthly employer contribution that the Employers made to an insurer (or as otherwise determined on an actuarial basis based upon the applicable monthly premium for continuation coverage under Section 4980B of the Code and corresponding provisions of ERISA) to provide medical, vision and dental insurance to Mr. Rosenberg and his dependents in the month immediately preceding the Date of Termination, plus (B) the amount the Employers would have contributed to Mr. Rosenberg’s health reimbursement arrangement on their behalf for eighteen 18 months from the Date of Termination if the Mr. Rosenberg had remained employed by the Employers. For the avoidance of doubt, no payment under this Paragraph 2(b) will be made until after the Effective Date.

(c)
All outstanding equity awards held by Mr. Rosenberg shall immediately fully vest on the later of the Date of Termination or the Effective Date in accordance with their terms and become non-forfeitable. Such equity awards consist solely of the following: 44,715 unvested time-based restricted stock units (the “Equity Awards”).

(d)
To enable the effectuation of the foregoing in the event that the Date of Termination occurs after the Effective Date, pending the execution and effectiveness of this Agreement, any termination or forfeiture of any unvested portion of any Equity Award that would otherwise occur on the Date of Termination shall be delayed until the expiration of thirty (30) days after the Date of Termination and shall occur at such time only if this Agreement does not become effective by such date.

Mr. Rosenberg agrees that the Severance Pay and Benefits are a complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties (as defined below), including, without limitation, all claims for pay and benefits under the Severance Agreement and all claims for back wages, salary, vacation pay, incentive pay, bonuses, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, or other costs or sums.
3.Clawback; Recoupment. The Severance Pay and Benefits shall be subject to clawback or recoupment by the Employers to the extent so provided under current and future applicable laws, rules, regulations, any administrative or other judicial proceedings, and stock exchange listing standards. Mr. Rosenberg further reaffirms that any incentive compensation and equity grants provided to Mr. Rosenberg during his employment with the Employers shall be subject to clawback or recoupment by the Employers pursuant to the terms of Section 8 of the Severance Agreement and current and future applicable laws, rules, regulations, any administrative or other judicial proceedings, and stock exchange listing standards.

4.Consulting Services and Compensation. Effective from March 1, 2017 through March 31, 2017 (the “Initial Consulting Term”), Mr. Rosenberg shall provide legal and transitional consulting services (“Consulting Services”) to the Employers. During the performance of the Consulting Services, Mr. Rosenberg shall continue to serve as one of the Employers’ legal counsels, and Mr. Rosenberg’s change from employee to independent contractor status shall therefore not affect the applicability of the attorney-client privilege to communications between the Employers and their outside legal counsel. Mr. Rosenberg shall provide Consulting Services at reasonable times as requested by the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Chief Accounting Officer of the Employers. Mr. Rosenberg shall be available to perform the Consulting Services for up to six (6) hours a day during regular business hours on weekdays that the Employers are open for business; provided that (i) Mr. Rosenberg shall not be required to perform the Consulting Services from March 6, 2017 through March 12, 2017, (ii) unless otherwise directed by the Employers, Mr. Rosenberg may perform the Consulting Services at a location or locations of his choosing outside the Company’s headquarters; (iii) Mr. Rosenberg shall not be required to perform Consulting Services at times that would unreasonably interfere with Mr. Rosenberg’s search for employment or with any subsequent employment; and (iv) subject to the terms of Paragraph 6 of this Agreement and Section 5 of the Severance Agreement, Mr. Rosenberg shall not be prohibited from seeking or obtaining other employment or consulting engagements from and after the Effective Date and during the Consulting Period (as defined below). During the Initial Consulting Term, (i) Mr. Rosenberg shall not be required to perform more than ninety (90) hours of Consulting Services and

(ii) the Employers shall pay Mr. Rosenberg a consulting fee of $15,000.00 (the “Initial Consulting Term Fee”) with such Initial Consulting Term Fee payment due no later than April 7, 2017. Any Party may terminate the Initial Consulting Term upon written notice due to a material breach of the Agreement by another Party. The Employers may also terminate the Initial Consulting Term before its scheduled expiration on March 31, 2017 provided that they pay Mr. Rosenberg the Consulting Fee for the remainder of the Initial Consulting Term. Upon the expiration of the Initial Consulting Term, the agreement to provide Consulting Services shall be automatically renewed on a continuing basis unless and until any Party provides five (5) business days’ written notice (the “Termination Notice”) to the other Parties of an intent to terminate the consulting relationship for any or no reason. For the avoidance of doubt, if any Party provides a Termination Notice at least five (5) business days prior to the end of the Initial Consulting Term, the Initial Consulting Term shall end at the close of business on March 31, 2017. The Initial Consulting Term and any continued period of agreed performance of Consulting Services is referred to as the “Consulting Period.” For any continued period of agreed performance of Consulting Services following the Initial Consulting Term through the end of the Consulting Period, (i) Mr. Rosenberg shall not be required to perform more than one hundred and ten (110) hours of Consulting Services in any calendar month and (ii) the Employers shall pay Mr. Rosenberg a consulting fee of $25,000.00 (the “Subsequent Consulting Term Fee”) with such Subsequent Consulting Term Fee payment due no later than five (5) business days after the end of the calendar month for which it is due. During the Consulting Period, the Employers shall reimburse Mr. Rosenberg for pre-authorized business costs and expenses related to the provision of the Consulting Services, with such reimbursement due no later than thirty (30) business days after receipt of supporting documentation from Mr. Rosenberg regarding same. Mr. Rosenberg acknowledges and agrees that the Employers are entering into this Agreement to retain Mr. Rosenberg to perform the Consulting Services personally and therefore Mr. Rosenberg may not delegate the performance of the Consulting Services to other individuals without the written consent to the Employers.

5.Independent Contractor Status. Mr. Rosenberg acknowledges that he shall be an independent contractor for all purposes at all times during the Consulting Period. The Employers acknowledge that they shall not retain a right to control the manner in which Mr. Rosenberg shall perform Consulting Services. The Parties therefore agree that the Consulting Fee shall be treated for tax purposes as Form 1099 income and shall not be reduced by tax-related deductions and withholdings. As an independent contractor, Mr. Rosenberg acknowledges that he does not have the right to participate in any of the Employers’ employee benefit plans or perquisites.

6.Continuing Obligations. Mr. Rosenberg hereby reaffirms his obligations under Section 5 of the Severance Agreement (the “Continuing Obligations”), the terms of which are incorporated by reference as material terms to this Agreement, including without limitation his obligations under Sections 5(b) (“Confidentiality”), 5(c) (“Documents, Records, etc.”), 5(d) (“Noncompetition and Nonsolicitation”), 5(e) (“Non-Disparagement”), 5(f) (“Third Party Agreements and Rights”) and 5(g) (“Litigation and Regulatory Cooperation”). Mr. Rosenberg further agrees that the Continuing Obligations including without limitation in Sections 5(b) and 5(c) of the Severance Agreement shall remain in full force and effect during the Consulting Period as if he were an employee of the Company throughout the Consulting Period. For the avoidance of doubt, (i) Mr. Rosenberg may retain all documents, records, data, apparatus, equipment and other physical property of the Employers which have been furnished to Mr. Rosenberg in connection with his employment until the earlier of the end of the Consulting Period or a request for the return of such materials and property by the Employers; (ii) Mr. Rosenberg shall not be prohibited from seeking or obtaining other employment during the Consulting Period so long as he is not in violation of this Paragraph 6 or Section 5 of the Severance Agreement; and (iii) the Parties agree that the fifteen (15) month period of prohibited competition and solicitation following the end of Mr. Rosenberg’s employment pursuant to Section 5(d) shall commence immediately following the Date of Termination. Mr. Rosenberg acknowledges and agrees that he understands the Continuing Obligations imposed upon him under the terms of this Agreement and the Severance Agreement and will comply with these Continuing Obligations.

7.Release. In exchange for the consideration stated in Paragraph 2 of this Agreement, to which Mr. Rosenberg acknowledges that he is otherwise not entitled in the absence of providing a release of claims, Mr. Rosenberg, for himself, his heirs, his estate, executors, administrators, legal representatives, successors and assigns, releases and forever discharges the Employers, their respective subsidiaries and affiliated companies and entities, predecessors, successors, and assigns, and, in their respective capacities as such, their respective shareholders, members, officers, directors, employees and agents (hereinafter collectively referred to as the “Released Parties”), of and from any and all manner of actions, causes of actions, claims, debts, dues, distributions, accounts, bonds, covenants, contracts, agreements and compensation, and demands of every name and nature, whether at law, in equity, in contract or in tort, based upon public policy, under statute or at common law, whether now known or unknown, which Mr. Rosenberg ever had, now has or hereafter may have, or which Mr. Rosenberg’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of their relationship to the date of Mr. Rosenberg’s signature to this Agreement (the “Claims”), including without limitation any Claims arising from, or in any way relating to, Mr. Rosenberg’s employment relationship with the Employers and/or the termination of Mr. Rosenberg’s employment with the Employers. The Claims subject to this release include, but are not limited to, any and all actions in tort, contract and alleged discrimination of any kind and/or causes of action arising under any federal, state or local law, statute, regulation, or ordinance, including but not limited to all rights and claims under Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Employment and Retirement Income Security Act of 1974, the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act), and all amendments to those laws, and any rights or claims for attorneys’ fees or costs under these acts or any other federal, state or local law. This Paragraph 7 shall not affect Mr. Rosenberg’s (i) vested rights or accrued vested benefits or entitlements under any employee benefit plan of the Employers, (ii) rights under this Agreement, (iii) rights to be covered under applicable indemnification obligations and under applicable directors and officers liability insurance for acts or omissions while serving as an executive or officer of the Employers and any of their affiliates, and (iv) rights with respect to any claims that may not be released under applicable law. Mr. Rosenberg warrants, represents and agrees that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claims.

8.No Admission. The Parties agree that the consideration exchanged herein, as well as the negotiation and execution of this Agreement, do not constitute and shall not be deemed an admission of liability, wrongdoing or inappropriate or unlawful conduct by the Employers. Mr. Rosenberg understands that nothing in this Agreement shall constitute or be construed as an admission of any liability by the Employers.

9.Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement or the Continuing Obligations limits Mr. Rosenberg’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement or the Continuing Obligations limits Mr. Rosenberg’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Mr. Rosenberg’s ability to provide documents or other information, without notice to the Employers, nor does anything contained in this Agreement apply to truthful testimony in litigation. If Mr. Rosenberg files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on his behalf, or if any other third party pursues any claim on his behalf, Mr. Rosenberg waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right Mr. Rosenberg may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

10.Remedies. If Mr. Rosenberg breaches any of his material Continuing Obligations or obligations under Paragraphs 3, 4, or 6 of this Agreement, then in addition to any other legal or equitable remedies they may have for such breach, the Employers shall have the right not to pay him any unpaid amounts otherwise due to him or provide him accelerated vesting under Paragraph 2 of this Agreement. As a condition to exercising such right, at least fourteen (14) days before doing so, the Employers shall provide written notice to Mr. Rosenberg setting forth the basis for the Employers’ conclusion that Mr. Rosenberg has breached such provisions in sufficient detail to enable Mr. Rosenberg to respond to such assertion of breach. The Employers’ election to exercise their rights under this Paragraph 10 shall not affect Mr. Rosenberg’s Continuing Obligations or other continuing obligations under this Agreement. If Mr. Rosenberg is the prevailing party in litigation with respect to a claim that the Employers did not have the right not to pay him any unpaid amounts otherwise due to him or provide him accelerated vesting under Paragraph 2 of this Agreement, the Employers shall pay Mr. Rosenberg’s reasonable attorneys’ fees and related costs with respect to such claim.

11.Non-Disparagement. The Employers agree that they shall direct each of their executive officers not to say or do anything to disparage or discredit Mr. Rosenberg. “Disparaging” remarks, comments or statements (whether written or oral) are those that impugn the character, honesty, integrity, morality or business acumen or abilities of Mr. Rosenberg. Further, the Parties agree that nothing in this Agreement prevents Mr. Rosenberg from making statements about his employment with the Employers and the termination of his employment by the Employers to prospective employers or business partners; provided that Mr. Rosenberg’s statements do not violate any of his Continuing Obligations or ethical duties as the Employers’ counsel.

12.Acknowledgments. The Employers hereby advise Mr. Rosenberg to consult with an attorney prior to executing this Agreement. Mr. Rosenberg acknowledges and warrants that he has reviewed this Agreement and has had the opportunity to consult with an attorney, and fully and completely understands and accepts the terms, conditions, nature and legal effect of this Agreement. Mr. Rosenberg warrants that he enters into this Agreement knowingly, freely and voluntarily and that his agreement hereto has not been the result of coercion or duress.

13.Amendment. This Agreement may be amended or modified only by a written instrument signed by all of the Parties.

14.Choice of Law; Disputes. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced and governed under the laws of the State of Texas, without regard to conflicts of laws principles or choice of law provisions that would cause the application of the law of any other jurisdiction. It is the intention of the parties to this Agreement that the laws of the State of Texas shall govern the validity of this Agreement, the construction of its terms, the interpretation of the rights and duties of the parties, and its enforcement. Mr. Rosenberg agrees that any and all disputes arising out of the terms of this Agreement, its interpretation, the consulting relationship between the parties, and any of the matters released herein, shall be subject to resolution in accordance with the terms of the Severance Agreement, including without limitation Section 6 of the Severance Agreement, entitled “Arbitration of Disputes.”

15.Consideration Period; Effective Date. Mr. Rosenberg understands and acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days from his receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, Mr. Rosenberg must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If Mr. Rosenberg signs this Agreement before the end of the Consideration Period, Mr. Rosenberg acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when Mr. Rosenberg signs this Agreement (the “Revocation Period”), Mr. Rosenberg has the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period. This Agreement shall not become effective or enforceable during the Revocation Period. This Agreement shall become effective on the first business day following the expiration of the Revocation Period (the “Effective Date”).

16.Integrated Agreement; Construction. This Agreement constitutes a single, integrated written contract expressing the entire agreement between the Parties and cannot be modified in any way except by written modification executed by both Parties. This Agreement supersedes any previous agreements or understandings between the Parties, except for the Equity Awards (subject to modification pursuant to Paragraph 2 of this Agreement), the obligations and agreements excepted from the release as described in Paragraph 7 of this Agreement, and any other obligations specifically preserved in this Agreement, including without limitation the Continuing Obligations. If any provision of this Agreement is declared invalid or otherwise unenforceable, the other provisions herein shall remain in full force and effect and shall be construed in a fashion to effectuate the purpose and intent of this Agreement. The Parties agree that for the purposes of construing or interpreting this Agreement, this Agreement shall be deemed to have been drafted equally by both Parties hereto.

17.Successors and Assigns. The Parties agree that this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors, heirs, personal representatives and assigns.

18.Authority. Each individual signing this Agreement, whether signing individually or on behalf of any person or entity, represents and warrants that he or she has full authority to so execute the Agreement on behalf of the Party on whose behalf he or she so signs. Each Party separately acknowledges and represents that this representation and warranty is an essential and material provision of this Agreement and shall survive execution of this Agreement.

19.Counterparts. The Parties agree that this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.Attorneys’ Fees. The Employers agree to reimburse Mr. Rosenberg for the documented legal fees incurred by him in the review and negotiation of this Agreement, up to a maximum payment of $15,000. Such payment shall be made directly to the law firm engaged by Mr. Rosenberg.

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[Signature Page to Separation and Consulting Agreement]

IN WITNESS WHEREOF, the Parties hereunto execute this Agreement.

MONOGRAM RESIDENTIAL TRUST, INC., a Maryland corporation
/s/ Mark T. Alfieri
Mark T. Alfieri Chief Executive Officer, President and Chief Operating Officer
Dated: January 24, 2017

MONOGRAM RESIDENTIAL OP LP, a Delaware limited partnership

DANIEL J. ROSENBERG	BY;MONOGRAM RESIDENTIAL, INC., a Delaware corporation, its General Partner
/s/ Daniel J. Rosenberg	/s/ Mark T. Alfieri
Daniel J. Rosenberg	Mark T. Alfieri Chief Executive Officer, President and Chief Operating Officer
Dated: January 24, 2017	Dated: January 24, 2017